Exhibit 11.1

Smith & Nephew plc

Insider Dealing Policy and

Procedures

1.	Introduction and scope

This policy sets out the key internal procedures, systems and controls of Smith & Nephew plc (the Company) and  its subsidiaries (the Company and its subsidiaries together, the Group) to ensure that the Group complies with its obligations relating to Inside Information under applicable laws and regulations including the Market Abuse Regulation and the Listing Rules and the Disclosure Guidance and Transparency Rules of the Financial Conduct Authority (the FCA), (together, the Rules).

This policy applies to the Company, all the Company’s directors, officers and employees and to all other Group companies, their directors and employees. In the case of Persons Discharging Managerial Responsibility (PDMRs), certain requirements also apply to their Persons Closely Associated (PCAs). If there is any inconsistency between this policy and the Rules, the Rules prevail.

Terms in bold are defined in Schedule 1.

2.	Continuous Disclosure Obligations

Under the Rules, the Company must:

●	Inform the public as soon as possible of Inside Information which directly concerns the Company, except in limited circumstances that justify a delay in making that disclosure;
●	Where a delay in disclosing the Inside Information is permitted by the Rules, ensure the confidentiality of the information;
●	Not disclose Inside Information selectively, except in limited circumstances as permitted in the Rules;
●	Restrict access to Inside Information and maintain comprehensive lists that denote the names and identities of the persons within the organization with access to Inside Information; and
●	Maintain procedures to identify information that may be Inside Information and report potential Inside Information to an appropriate committee or person so that a determination can be made as to whether the information meets the criteria of Inside Information.
3.	Responsibility for determining what constitutes Inside Information and managing disclosure obligations

The Board of the Company has delegated authority to the Disclosure Committee to oversee the disclosure of information by the Company to meet its obligations under the Rules.

The Disclosure Committee comprises the Chief Executive Officer, the Chief Financial Officer, the Company Secretary and the Chief Corporate Development & Strategy Officer and its duties are:

●	To consider and decide whether information provided to the Committee is Inside Information and, if so, the date and time at which that Inside Information first existed within the Company.
●	To consider and decide whether Inside Information gives rise to an obligation to make an immediate announcement and, if so, the nature and timing of that announcement or whether it is permissible to delay the announcement.
●	Where disclosure of Inside Information is delayed, to maintain all required Company records, monitor the conditions permitting delay, prepare any required notification to the Financial Conduct Authority regarding the delay in disclosure, and prepare any required explanation to the Financial Conduct Authority of how the conditions for delay were met.
●	To take external advice on the need for an announcement and the form of any announcement where it considers this is appropriate.
●	To consider the requirement for an announcement in the case of rumours about the Company or in the case of a leak of Inside Information, and in particular whether a holding statement should be made.
●	To ensure that effective arrangements are in place to deny access to Inside Information to persons other than those who require it for the exercise of their functions in the Company or its Group.
●	To ensure that procedures are in place for employees with access to Inside Information to acknowledge the legal and regulatory duties that apply to them and to be aware of the sanctions attaching to the misuse or improper circulation of such information.
●	To approve and keep under review the design, implementation and evaluation of the Company’s disclosure controls and procedures.
●	To review other public disclosures by the Company, including those that are part of the regular reporting cycle, to ensure due enquiry has been made to confirm that all such public disclosures properly record and disclosure all required material information.
●	To ensure that procedures are in place for notification of transactions by persons discharging managerial responsibilities and persons closely associated with them.
●	To refer to the Board, if practicable, any decision to make an unplanned announcement about trading or about an event or development, or, if a meeting of the board cannot be convened sufficiently quickly, to take such a decision.
●	To monitor the market’s views about the Company (including those based on signals set by the Company and its share price, including rumours.
4.	Procedures to control access to Inside Information

The Company adopts the following procedures to control access to Inside Information:

●	Limit disclosure of Inside Information to members of management, employees and external advisers or other permitted third parties on a strict ‘need to know’ basis;
●	Keep the number of people who know the Inside Information to the minimum reasonably practicable;
●	Obtain the approval of the Company Secretary before disclosing the Inside Information to an employee or third party;
●	Upon making someone an insider, clearly communicate the requirement to keep the Inside Information confidential and require acknowledgement of the legal and regulatory duties that apply to them and the sanctions attaching to the misuse or improper circulation of such information;
●	Limit the information being given as far as practicable (i.e. if someone receives a portion of Inside Information, they should not automatically become aware of all Inside Information); and
●	Maintain insider lists including the specific individual details required under the Rules.
5.	Policies and Procedures to prevent Insider Dealing

The Company has implemented a General Securities Dealing Code and a PDMR Securities Dealing Code. The General Securities Dealing Code applies to all Group employees and members of the Board of the Company. The PDMR Securities Dealing code applies to PDMRs and their PCAs (together, the Dealing Codes).

The Dealing Codes prohibit:

●	Disclosure of Inside Information to anyone who does not require it for the exercise of their functions in the Company or the Group;
●	Dealing in the Company’s Securities when in possession of Inside Information;
●	Dealing in any other company’s Securities when in possession of Inside Information in relation to that other company.
●	Recommending, encouraging or inducing someone else to Deal in the Company’s Securities or another company’s Securities whilst in possession of Inside Information relating to the Company or another company.
●	Dealing in Close Periods for PDMRs and insiders on the Financial Reporting List.

The Dealing Codes require:

●	Insiders on Confidential lists to obtain prior clearance to deal in the Company’s Securities;
●	PDMRs and their PCAs to obtain prior clearance to deal in the Company’s Securities at all times;
●	PDMRs and their PCAs to notify the company Secretary no later than one business day after the relevant transaction;

●	PDMRs to inform their PCAs in writing of their obligations under the Dealing Codes and keep a copy of that notification; and
●	PDMRs to notify the Company Secretary of the identity of their PCAs (including any changes to that list). Consequences of breaching this policy or the General Securities Dealing Code and PDMR Securities Dealing Code.

Failure to comply with this Code could result in disciplinary measures. Depending on the circumstances, it may also mean that you and any other person involved in a prohibited dealing has committed civil and/or criminal offences.

6.	Further information

Any questions on this policy or the Dealing Codes, or to report a breach, should be directed to the Company Secretary (company.secretary@smith-nephew.com).

Schedule 1: Definitions

Company Securities means any publicly traded or quoted shares or debt instruments of the Company (or of the Company’s subsidiaries or subsidiary undertakings), or derivatives or other financial instruments linked to any of them, including phantom options.

Close Periods means:

●	The 30 calendar days before the announcement of Q1 or Q3 trading updates
●	The period between 12.00 midday on 30 June up to the release of the interim results
●	The period between 12.00 midday on 31 December up to the release of the preliminary results

Confidential means information which does not yet meet the criteria for Inside Information but may do at some point in the future.

Dealing or Deal means any type of transaction in Company Securities, including purchases, sales, the exercise of options, the receipt of shares under share plans, using Company Securities as security for a loan or other obligation and entering into, amending of terminating any agreement in relation to Company Securities (e.g. a trading plan).

Financial Reporting List contains the names of employees who have access to unpublished financial information during Close Periods.

Inside Information is information:

●	of a precise nature;
●	which has not been made public;
●	that relates, directly or indirectly, to the company or to one or more financial instruments; and
●	which, if it were to be made public, would be likely to have a significant effect on the prices of those financial instruments of on the price of related derivative financial instruments (i.e. ones the price or value of which depends on, or is affected by, the price or value of the shares or other financial instruments).

Common types of Inside Information include financial forecasts, changes in earnings guidance, significant or material expansions or reductions in Company activities, significant regulatory approvals or challenges and material mergers and acquisitions. However, any type of information can amount to Inside Information if it meets the above criteria.

Insider Dealing means Dealing when in possession of Inside Information about the Group.

Securities means any publicly traded or quoted shares or debt instruments of a company, or derivatives or other financial instruments linked to any of them.

PCAs defined as a PDMRs:

i)	Spouse, including civil partner or equivalent under national law;
ii)	Dependent child, in accordance with national law (including step-children);

iii)	A relative who has shared the share household as the PDMR for at least one year on the date of dealing; and
iv)

A legal person, trust or partnership, the managerial responsibilities of which are discharged by the PDMR or by one of the persons in paragraphs (i) to (iii), which is directly or indirectly controlled by such a person, which is setup for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person.

Smith & Nephew plc

General Securities Dealing Code

(Adopted by the Board on 30 July 2025)

SMITH & NEPHEW PLC

(THE “COMPANY”)

General Securities Dealing Code

This General Securities Dealing Code (Code) applies to all Group employees and members of the Board of Smith & Nephew plc (the Company). In the case of PDMRs, the Code also applies to Persons Closely Associated with the PDMR (see separate PDMR Securities Dealing Code). The rules are designed to ensure that you do not misuse, or place yourself under suspicion of misusing, information about the Company and its subsidiaries (the Group) which you have and which is not available publicly.

Failure to comply with the Code may result in internal disciplinary procedures. Depending on the circumstances it may also mean that you and any other person involved in a prohibited dealing has committed civil and/or criminal offences.

Insider dealing may result in the Company’s securities being suspended from trading and could result in reputational damage to the Company.

If you are not sure whether you can deal in securities of the Company or any other entity, please read the practical guidance set out on the next page or speak to the Company Secretary.

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This Code provides that:

1.	You cannot at any time tell anyone (including your family, friends and business acquaintances) any confidential information about the Group.

In addition, if that information is also “inside information” (see practical guidance on the next page) you cannot:

●	deal in any securities or financial instruments of the Company;
●	recommend, encourage or induce somebody else to deal in any securities or financial instruments of the Company; and/or
●	disclose the inside information except where you are required to do so as part of your employment or duties.

This behaviour is known as “insider dealing.” The prohibition applies even if you will not profit from the dealing.

From time to time, as a part of your employment or duties, you may come across information which is inside information in relation to an external company outside of the Group (for example, a company that is a customer of or supplier to the Group). If you have access to such inside information you must not deal in the securities of that company.

2.

Permanent Insiders: It is the Company’s policy to designate certain individuals as Permanent Insiders due to the nature of their roles in the Company for the purpose of this Code. A Permanent Insider is someone who will be in possession of all inside information at all times. Currently the Chair, Chief Executive Officer (CEO) and Chief Finance Officer (CFO) are designated as Permanent Insiders.

A Permanent Insider will not be permitted to trade without seeking advanced clearance from the Chair, or, in the case of the Chair, from the CEO or Senior Independent Director. A copy of that clearance request must also be sent to the Company Secretary.

Additional provisions and notifications apply to Persons Discharging Managerial Responsibilities (PDMRs) and their Persons Closely Associated (PCAs) which are set out in a separate PDMR Securities Dealing Code.

3.

Confidential Persons: It is also the Company’s policy that certain individuals may from time to time be designated “Confidential Persons.” This is because their involvement in the preliminary stages of a particular project, transaction or business situation (for example, a merger or acquisition) means that they may have access to confidential information that may become inside information in due course, but which has not yet become inside information. Such projects will be designated as Confidential Projects. You will be notified if you have been designated as a Confidential Person and will also be notified when you are no longer a Confidential Person. As a Confidential Person, you must obtain advance clearance to deal in the Company’s securities from the Company Secretary by submitting a dealing request on the InsiderTrack portal at: www.smith-nephewinsiders.com

As well as requiring details about your proposed dealing, the InsiderTrack dealing request requires you to confirm that you are not in possession of any inside information and that you have checked that your personal details displayed on the InsiderTrack portal are up to date and correct. The only exception to this clearance requirement is where the Company Secretary has sent you an official notification stating that clearance is not required in relation to a particular dealing (for example, in relation to certain share schemes or offers of shares by the Company where clearance to deal has been bulk granted).

The Company will not normally give you reasons if you are refused clearance to deal. Where clearance to deal is given you will be required to deal as soon as possible and in any event within two business days of the permission being given.

4.

If a Confidential Project becomes inside information, it will be designated a “Restricted Project” and you will then become a Restricted Person. The Board and/or the Disclosure Committee will determine if, and when, inside information exists. In the event that it has been determined that a Confidential Project has become a Restricted Project, each member of that project will be included on the relevant Insider List, will be a Restricted Person and will not be able to deal in any securities or financial instruments of the Company. You will be notified each time this happens and you will be notified when the restrictions are lifted.

5.

Financial Reporting: . For the 30 calendar days prior to the announcement of Q1 and Q3 trading updates, and the periods between the 30 June and the announcement of the half-year report and the period between the 31 December and the announcement of the final results, individuals with access to the unpublished financial results will be added to a Financial Reporting List and be designated as “Restricted Persons”. During these periods, Restricted Persons will not be able to deal in any securities or financial instruments of the Company. You will be notified when you are placed on the financial results list and therefore become a Restricted Person as well as when you cease to be a Restricted Person. See the practical guidance at the end of the Code for an explanation of what constitutes dealing.

6.

Insiders: Whether or not you are a Permanent Insider or involved in the financial results process, you may still from time to time be notified by the Company that you are on an Insider List. This may be because a Confidential Project has become inside information and been designated a Restricted Project. Or it may be because inside information has been determined to exist for other reasons. If you are on an Insider List for any reason whatsoever you will be deemed to be in possession of inside information about the Company and will be prohibited from dealing in the Company’s securities or financial instruments until advised otherwise. The Company is legally required to maintain Insider Lists and to provide a copy of its Insider Lists to the UK Financial Conduct Authority (FCA) upon request.

Note that it is possible that an individual could be involved in a number of projects at any one time and may therefore be both a Confidential Person and a Restricted Person for periods of time. In such circumstances the more restrictive regime is applicable to you and you will be deemed to be a Restricted Person until such time as you are notified that you are no longer a Restricted Person.

General Securities Dealing Code – practical guidance

The Code refers to four key concepts: “inside information”, “dealing”, “securities and financial instruments” and “prohibited periods”. These are derived from laws and regulations that apply to you and to the Company. Some practical guidance notes on those concepts are set out below.

If you have any questions about them or this Code, please speak to the Company Secretary.

◾Confidential Project – a project that is confidential but is not yet Inside information.
◾Confidential Person – a person that is part of a Confidential Project List. You must obtain prior clearance to deal before Dealing in the Company’s securities or financial instruments.
◾Dealing - covers a very wide range of transactions in a company’s securities. For example, buying or selling securities of the Company, it also includes exercising options under any of the Company’s share schemes, using the Company’s shares as security for a loan and entering into any derivative contract which relates to the Company’s securities. Financial instruments traded on multilateral trading facilities and over-the-counter trades are also included in this wider definition.

If you have entered into a commitment to deal at a time when you did not have inside information, any consequential dealing may be permissible (for example, in relation to the Company’s share incentive plans). Please speak to the Company Secretary if you think this might apply to you.

◾Restricted Project – a project that has been deemed to be Inside Information.
◾Restricted Person – a person who is in possession of Inside Information or is on the Financial Reporting List during a Closed Period. You cannot deal in securities or financial instruments at all during a Prohibited Period.
◾Inside Information - information about the Company which is of a precise nature, not publicly available, relating directly or indirectly to the Company and its securities which, if made public would be likely to have a significant effect on the price of the Company’s securities.
◾Insider List – a list of persons who are deemed to hold Inside Information in relation to the Company.
◾Securities and financial instruments - covers any publicly traded securities or debt instruments including, but not limited to, shares, bonds, notes, depositary receipts (including ADRs), debt instruments, contracts for differences and options, futures and swaps relating to securities, currencies, and commodities, either physically settled or cash settled.
◾Prohibited Period – means:
a)	the closed periods which run for 30 calendar days before the announcement of the Q1 or Q3 trading updates;
b)	the closed period beginning at 12:00 midday on 30 June up to the release of the half-year report announcement;

c)	the closed period beginning at 12:00 midday on 31 December up to the release of the final results announcement; and
d)	any period when the person responsible for providing dealing clearance otherwise has reason to believe that the proposed dealing is in breach of this Code.

The Closed Period dates for the current financial year are available on S+N Life at:

https://sn.unily.com/documents and search for “Closed Periods.”

Smith & Nephew plc

PDMR Securities Dealing Code

(Adopted by the Board on 30 July 2025)

Smith & Nephew PLC

(the “Company”)

PDMR Securities Dealing Code

This PDMR Securities Dealing Code (Code) only applies to Persons Discharging Managerial Responsibilities (PDMRs) of the Company which are the Directors and members of the Executive Committee. You will be notified if you are a PDMR.

You are also required to comply with the General Securities Dealing Code which prohibits you from dealing at any time in the Company’s securities and/or financial instruments when you have inside information in relation to the Group or are otherwise designated as a Restricted Person.

The Code is required because the UK Market Abuse Regulation imposes specific extra restrictions and obligations on PDMRs.

Failure to comply with the Code may result in internal disciplinary procedures. Depending on the circumstances it may also mean that you and any other person involved in a prohibited dealing has committed civil and/or criminal offences. The Code also imposes obligations on you in respect of “persons closely associated” with you as detailed in Section 4 (PCAs).

Insider dealing may result in the Company’s securities being suspended from trading and could result in reputational damage to the Company.

If you are not sure whether you can deal in securities of the Company or any other entity, please read the practical guidance set out in the next page or speak to the Company Secretary.

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Unless the Company has given you advance permission in accordance with Section 2, you cannot deal on your own account, or for the account of a third party, directly or indirectly, in any securities of the Company during the following Closed Periods:

a)	the closed periods which run for 30 calendar days before the announcement of the Q1 or Q3 trading updates;
b)	the closed period beginning at 12:00 midday on 30 June up to the release of the half-year report announcement;
c)	the closed period beginning at 12:00 midday on 31 December up to the release of the final results announcement; and
d)	any period when the person responsible for providing dealing clearance otherwise has reason to believe that the proposed dealing is in breach of this Code.

The Closed Period dates for the current financial year are available on S+N life

seehttps://sn.unily.com/documents and search for Closed Periods

1.	The concept of dealing is very wide. For example, as well as including buying or selling securities, it also includes exercising options under any of the Company’s share schemes, using the

Company’s shares as security for a loan and entering into any derivative contract which relates to the Company’s securities. Financial instruments traded on a multilateral trading facilities and over-the-counter trades are also included in this wider definition.

2.	The Company only has a very limited ability to permit you to trade during a Closed Period but may, as an exception, allow you to do so where the proposed trading activity:
●	is a sale of shares and is necessary because of exceptional circumstances such as severe financial difficulty which require an immediate sale;
●	is in relation to specific types of employee benefit scheme;
●	is a transfer between your own security accounts or transferring from certificated to uncertificated format and does not result in a change in the beneficial ownership of the securities; or
●	is in relation to a share qualification contained in the Company’s articles of association and you have satisfactorily explained to the Company why the acquisition did not happen earlier,

provided that in each case you are able to demonstrate that the particular trade cannot be executed at any time other than in the relevant Closed Period and that you do not have inside information.

3.

PDMRs can obtain advance clearance to deal by submitting a dealing request on the InsiderTrack portal at www.smith-nephewinsiders.com. The Company Secretary will immediately seek approval for your dealing from the CEO or Chair or Senior Independent Director (“SID”), as appropriate. As well as requiring details about your proposed dealing e.g. share sale or exercise of an award, submission of the form requires you to confirm that you do not have any inside information and that you have checked that your personal details displayed on the InsiderTrack portal are up to date and correct.

4.

Please contact the Company Secretary in advance about any proposed transactions in the Company’s securities and encourage your PCAs to do the same at all times. In any event, whether or not the Company is in a Closed Period, every transaction in the Company’s securities conducted on your own account, or on the account of any of your PCAs, must be promptly notified by that person to:

●	the Company Secretary no later than one business day after the relevant transaction; and

the Company Secretary has two business days from your notification of the relevant transaction to make an RNS announcement and notify the FCA on your behalf. Your PCAs are:

(i)	your spouse, including civil partner or equivalent under national law;
(ii)	a dependent child, in accordance with national law (including step-children);
(iii)	a relative who has shared the same household as you for at least one year on the date of dealing; and
(iv)

a legal person, trust or partnership, the managerial responsibilities of which are discharged by you or by one of the persons in paragraphs (i) to (iii), which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person.

5.	You must inform:
●	your PCAs in writing of their obligations under paragraph 3 and keep a copy of that notification (the Company Secretary will provide you with a form that you can use to do this); and
●	the Company Secretary of the identity of your PCAs (including any changes to them).

APPENDIX A

The Company is required to maintain a record of specific personal information relating to you, which is set out below. These details will be kept in the InsiderTrack system to which you will have access via www.smith-nephewinsiders.com and it will be your responsibility to ensure that your personal details are accurate and kept up to date.

PDMR Details maintained on InsiderTrack:

●	Full names – first names and surname(s)
●	Birth Surname(s) (if different)
●	Office telephone numbers direct landlines and mobile numbers
●	Function and reason for being an insider
●	Date and Time of being added to the Permanent Insider List
●	Date of Birth
●	National Insurance/Social Security or other National Identification Number
●	Personal full home address
●	Personal telephone numbers – home landline and mobile numbers
●	The names of relevant PCAs

APPENDIX B

Notifiable Transactions

All PDMRs and their PCAs must notify the Company Secretary, who will inform the FCA of every transaction conducted on their own account relating to the Company’s securities (including shares, debt instruments or other financial instruments linked to those shares or debt instruments) within the time frames set out in the Code.

A non-exhaustive list of examples of possible notifiable transactions includes:

●	A sale, purchase, short sale, subscription or exchange of the Company’s shares
●	The acceptance or exercise of a share option or award, including of a share option/award granted as part of their remuneration package, and the disposal of shares stemming from the exercise and/or vesting of a share option/award
●	Entering into or exercising equity swaps
●	Transactions in or related to derivatives, including cash-settled transactions
●	Entering into a contract for difference on a financial instrument of the Company
●	The acquisition, disposal or exercise of rights, including put and call options, and warrants
●	Subscriptions to a capital increase or debt instrument issuance
●	Transactions in derivatives and financial instruments linked to a debt instrument of the concerned issuer, including credit default swaps
●	Conditional transactions, upon the occurrence of the conditions and actual executions of the transactions

●	Automatic or non-automatic conversion of a financial instrument into another financial instrument, including the exchange of convertible bonds to shares
●	Gifts and donations made or received, and inheritance received
●	Transactions executed in index-related products, baskets and derivatives
●	Transactions executed by a manager or an alternative investment fund in which the PDMR or their PCA has invested
●	Transactions executed in shares or units of investment funds, including alternative investment funds (AIFs)
●	Transactions executed by a third party under an individual portfolio or asset management mandate on behalf of or for the benefit of a PDMR or their PCA
●	Borrowing or lending of shares or debt instruments of the Company or derivatives or other financial instruments linked to them
●	The pledging or lending of financial instruments by a PDMR or a PCA. A pledge or similar security interest, of financial instruments in connection with the depositing of the financial instruments in a custody account does not need to be notified, unless and until such pledge or other security interest is designated to secure a specific credit facility
●	Transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of a PDMR or their PCA, including where discretion is exercised
●	Transactions made under a life insurance policy, where the policyholder is a PDMR or their PCA and they bear the investment risk and have the power or discretion to make investment decisions in relation to the policy. Note, no notification obligation is imposed on the insurance company.

PDMRs and their PCAs are required to inform the Company Secretary of the following information regarding their dealing transaction(s) within one working day of having dealt in the Company’s securities:

●	the reason for the notification;
●	a description of and the identifier of the security (for example Ordinary Share, ADR/debt);
●	the nature of the transactions (for example purchase or sale);
●	date and place of the transaction; and
●	the price and volume of the transaction.